UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 25, 2005

Semtech Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-6395	95-2119684
(Commission File Number)	(IRS Employer Identification No.)

200 Flynn Road Camarillo, California	93012-8790
(Address of Principal Executive Offices)	(Zip Code)

805-498-2111

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 25, 2005, the Compensation Committee of the Board of Directors of Semtech Corporation (the “Committee”) took the following actions, including actions with regard to the compensation of the executive officers who will be named in the Summary Compensation Table of Company’s 2005 Proxy Statement (the “Named Executive Officers”).

Base Salaries. The Committee considered the base salaries of the Named Executive Officers and determined not to adjust the base salaries of the Named Executive Officers at this time.

Termination of Arrangement Regarding Form of Bonuses. As disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended January 27, 2002, the Company maintains a program under which members of senior management, including executive officers may defer up to 50% of any bonus that may be earned for the fiscal year. If a bonus is awarded (in the early part of the next fiscal year), the deferred portion is converted into stock options instead of being paid in cash. The conversion is made using a multiplier of four and the closing market price of the Company’s stock on the day when bonuses are awarded. The stock options are immediately vested and are subject to the terms and conditions of the applicable stock option plan and the award agreement. The Committee terminated this program, effective for bonuses earned during fiscal year 2006.

Cash Bonus Incentive Plan. The Committee adopted a formal Cash Bonus Incentive Plan document restating the Company’s existing cash bonus incentive program. There are no substantial changes between the program as in operation in fiscal year 2005 and as set forth in the document. The term “Plan”, as used herein, refers both to the program in effect for fiscal year 2005 and the document. A brief summary of the material elements of the Plan is provided below. In accordance with SEC regulations, the Plan document will be filed as an Exhibit to the Company’s Annual Report on Form 10-K for the year ended January 30, 2005.

Participants. Participants are salaried employees selected each fiscal year based on recommendations by their supervisors, with the endorsement of the applicable business unit managers or corporate function heads.

Bonus Pool. As early as feasible at the beginning of each fiscal year, the Chief Executive Officer recommends to the Committee for its review and approval an amount to be established as a bonus pool for the fiscal year. The proposed pool amount is calculated as the sum of (a) the target bonus awards for employees recommended to be participants for the Plan Year and (b) an estimate of target awards for positions that may be filled during the Plan (new hires who may become participants on a pro rata basis). To assist the Committee in making a determination with respect to the recommendation, the proposed bonus pool is also expressed as a percentage of pre-tax profit, as set forth in the Company’s annual business plan (“Business Plan”). However, for this purpose such pre-tax profit is computed prior to the deduction of incentive compensation payments to be paid under the Plan and may exclude anticipated extraordinary items. As discussed below, actual awards may exceed target awards under certain circumstances. In no event will the aggregate incentive compensation payments under the Plan for a fiscal year exceed 120% of the bonus pool established for that fiscal year.

Award Calculation. Incentive compensation awards are calculated as follows under the supervision of the Company’s Chief Financial Officer.

1.	A participant’s annual base salary (as of the date of the calculation) is multiplied by a target percentage that is based on the participant’s position. This establishes the participant’s Target Award.

Target levels are based on the level of importance and responsibility of the position in the Company. Where a range has been established, the actual target level is determined by the relevant business unit manager or corporate functional group head and the Vice President of Human Resources, subject to approval by the Chief Executive Officer. The Committee determines the actual target level for the Chief Executive Officer and each of the other executive officers.

Position	Target Level
President and Chief Executive Officer Chief Financial Officer Chief Operating Officer	70-100 70-100 70-100	% % %
Vice Presidents	50-70%
Other Eligible Positions	10-50%

2.	Target Awards are then multiplied by the participant’s Individual Performance Factor.

At or near the beginning of each fiscal quarter, performance goals for each participant are set by the participant and the participant’s supervisor. These quarterly individual performance goals are weighted by the participant and supervisor to reflect the importance of each objective and are sometimes referred to as “Most Important Tasks (MITs)”. MITs for the Chief Executive Officer are set by the Chief Executive Officer and the Committee. From time to time the Chairman of the Board may assist the Committee with respect to the MITs of the Chief Executive Officer.

Each participant in a business (operating) unit will have as a quarterly objective the achievement of a level of business unit-wide bookings and billings, each as established by the Chief Executive Officer. The weighting of this business unit-wide objective is based on the participant’s position. Where a range has been established, the actual weighting is determined by the participant’s supervisor.

Position	Weight
Vice Presidents	40%
Other Eligible Positions	20-30%

Each participant in a corporate functional group rather than a business unit will have as a quarterly objective the achievement of a level of Company-wide bookings, billings, and earnings per share, all as established by the Chief Executive Officer and approved by the Committee. The weighting of this Company-wide objective is dependent on the participant’s position. Where a range has been established, the actual weighting is determined by the participant’s supervisor.

Position	Weight
President and Chief Executive Officer Chief Operating Officer Chief Financial Officer	50 50 50	% % %
Vice Presidents	40%
Other Eligible Positions	20-30%

Each quarter the Chief Executive Officer disseminates general strategic objectives to the business unit managers and corporate functional heads. They, in turn, disseminate their tactical plans and objectives to the supervisors to assist in the development of participants’ MITs. MITs are generally to be established in a manner so as to be specific, measurable, and time specific. MITs are meant to be attainable and realistic but also provide some challenge to achieve results above the norm.

In addition to the business unit-wide or Company-wide objective referred to and weighted as provided above, each participant’s quarterly MITs will include individual performance goals related to technical, operational, financial, and/or managerial matters such as

• research and development	• sales support
• product development cycle time	• marketing to key customers
• patent activity	• obtaining new customers
• design wins, in terms of customer programs or reference designs	• customer support, including application matters
• operations performance	• achievement of cost savings
• systems improvements	• budget achievement
• supplier contracts or issues	• free cash flow
• production contracts or issues	• working capital
• customer contracts or issues	• return on equity
• foundry management	• return on sales
• supply chain management	• return on assets
• inventory control	• margin improvements
• manufacturing efficiencies, including improvement of variances	• investor relations
• corporate governance
• quality and reliability	• filling key positions
• order fulfillment and delivery performance	• legal matters
• strategic initiatives

The cumulative weighting of such individual performance goals together with the weighting of the Company-wide objective or the weighting of the business unit-wide objective, as applicable, totals to 100% for each participant. The actual weighting of a participant’s individual performance goals is determined by the participant’s supervisor. The actual weighting of the Chief Executive Officer’s individual performance goals is determined by the Committee.

After the end of each fiscal quarter, each participant’s performance against the MITs established for the quarter is assessed by the participant’s supervisor. Quarterly MITs scoring for the Chief Executive Officer is performed the Committee. From time to time the Chairman of the Board may assist the Committee in review of the Chief Executive Officer’s performance.

Objectives may be evaluated on a partial credit basis. A participant may receive a quarterly MITs score in excess of 100% based upon exceptional performance, but only with the review and approval of (a) the participant’s manager and endorsement of either the Chief Operating Officer (with respect to participants in business units) or Chief Executive Officer (with respect to participants in corporate functional groups and executive officers) or (b) the Committee, with respect to the Chief Executive Officer.

After the end of the fiscal year, each participant’s quarterly MITs scores are averaged to arrive at the participant’s Individual Performance Factor. The Individual Performance Factor for any participant, or group of participants, may be adjusted, upward or downward, at the discretion of the Chief Executive Officer or the Committee.

3.	For participants who are members of a business (operating) unit, the resulting award is then multiplied by the sum of 70% of the relevant Business Unit Performance Factor and 30% of the Corporate Performance Factor. For the Chief Executive Officer and participants who are members of a corporate functional group rather than a business unit, the resulting award is multiplied by the Corporate Performance Factor.

At the time the bonus pool is established by the Committee, the Committee also determines the percentage of the Business Plan that must be achieved for 100% payout of the bonus pool and for payout at higher or lower levels. In most circumstances, 100% achievement of the Business Plan will equate to a 100% payout of the bonus pool. However, in some cases the Committee may set a higher requirement. For example, the Committee may require that 105% of the Business Plan be obtained for a payout of 100% of the bonus pool. The Committee makes a similar determination with respect to the Business Plan of each business unit.

After the end of each fiscal year, the actual performance of the Company is compared to the Business Plan. The percentage of Plan achieved is equated to the payout criteria previously established by the Committee to determine the Corporate Performance Factor. A similar comparison of each business unit’s results against the business unit’s Business Plan is made to determine the Business Unit Performance Factor for each business unit. The Corporate Performance Factor and any Business Unit Performance Factor may be adjusted upward or downward at the discretion of the Chief Executive Officer or the Committee.

4.	Before the calculated awards are presented to the Committee, the award for any participant or group of participants may be adjusted, upward or downward, at the discretion of the Chief Executive Officer. The recommended award for any participant, or group of participants, may be adjusted, upward or downward, at the discretion of the Committee. Examples of factors that could lead to an adjustment are subjective criteria such as the participant’s initiative, leadership, teamwork, judgment, and creativity.

5.	In no event will an incentive compensation payment under the Plan to any participant for a fiscal year exceed 120% of the participant’s Target Award for that fiscal year.

6.	Awards are paid within two and one-half months after the end of the fiscal year, but only after the Company’s registered independent public accountant has completed its audit of the Company’s financial statements for that fiscal year. Unpaid awards are subject to cancellation or downward revision if the Committee determines such action is warranted based on audit results.

Awards of Annual Incentive Compensation for Efforts in Fiscal Year 2005. The Committee approved incentive compensation awards under the Plan for the Named Executive Officers for efforts during fiscal year 2005 (January 26, 2004 through January 30, 2005) as follows:

NAME	BONUS
Jason L. Carlson President and Chief Executive Officer	$200,000
David G. Franz Chief Financial Officer	$110,000
Lawrence A. King [1] Vice President Engineering, Portable Products	$90,000
Paul D. Peterson Vice President, Sales and Marketing	$110,000
Jeffrey T. Pohlman Vice President, Protection Products	$100,000
Anthony E. Giraudo[2] Chief Operating Officer	$100,000

[1]	In accordance with the program described above, Mr. King elected to receive 50% of his fiscal year 2005 bonus in the form of stock options. Thus, he received $45,000 of his bonus in the form of 9,023 stock options.
[2]	Although Mr. Giraudo is not a Named Executive Officer for fiscal year 2005 under SEC rules, his bonus information is presented due to his position in the Company.

Annual Incentive Compensation for Efforts in Fiscal Year 2006. The Committee established a bonus pool for incentive compensation to be earned in fiscal year 2006 and further established, on a corporate and business unit basis, the percentage of the Business Plan that must be achieved for 100% payout of the bonus pool. The Named Executive Officers are eligible to earn the following minimum, target, and maximum bonus awards under the Plan during fiscal year 2006.

Incentive Awards as Percentage of Base Salary

	Minimum [1]	Target	Maximum [2]
Mr. Carlson	0	100%	120%
Mr. Franz	0	70%	84%
Mr. King	0	70%	84%
Mr. Peterson	0	70%	84%
Mr. Pohlman	0	70%	84%
Mr. Giraudo [3]	0	80%	96%

[1]	The Plan does not provide for a minimum award for any participant.
[2]	The maximum award any participant may receive under the Plan is 120% of the target award
[3]	Although Mr. Giraudo is not a Named Executive Officer for fiscal year 2005 under SEC rules, his bonus information is presented due to his position in the Company.

As in fiscal year 2005, each of the individuals named above will have as a quarterly objective the attainment of certain booking and billing goals and Mr. Carlson, Mr. Franz, and Mr. Giraudo will also have an earnings per share goal each quarter. Also as in fiscal year 2005, each of these executives will have individual performance goals established on a quarterly basis related to technical, operational, financial, and/or managerial matters such as those described above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 3, 2005	SEMTECH CORPORATION

	By:	/s/ David G. Franz, Jr.
David G. Franz, Jr.
Chief Financial Officer